PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated December 1, 2000)          Registration No. 333-49366




                                  COMMON STOCK
                            SERIES A PREFERRED STOCK
                           IDINE REWARDS NETWORK INC.



         iDine Rewards Network Inc. (formerly Transmedia Network Inc.) has prepared this prospectus for use by certain of its stockholders who wish to sell up to 2,935,511 shares of Series A preferred stock (or the shares of common stock into which the shares of Series A preferred stock are converted) plus up to an additional 13,057,089 shares of common stock.

         We will receive none of the proceeds resulting from the sale of the shares offered by the selling stockholders under this prospectus.

         Our common stock is listed on the American Stock Exchange (Symbol: IRN) and is also listed alongside our Series A preferred stock on the Philadelphia Stock Exchange (Symbol: IRN PR A). On February 19, 2002, the last reported sale price of the common stock was $5.71 per share and the last reported sale price of the Series A preferred stock was $7.00 per share.



         THIS INVESTMENT INVOLVES RISK. CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5.



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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 19, 2002